Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Hancock Jaffe Laboratories, Inc. on Form S-1 Post-Effective Amendment No. 1 [File No 333-225570] of our report dated March 13, 2019, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of Hancock Jaffe Laboratories, Inc. as of December 31, 2018 and 2017 and for the years ended December 31, 2018 and 2017, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus

/s/ Marcum LLP

Marcum LLP

New York NY

April 30 , 2019